Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2015 SECOND QUARTER RESULTS ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115

NEW YORK, NY, July 30, 2015 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the second quarter ended June 30, 2015. Operating EBITDA* in the second quarter of 2015 was $50.0 million, compared to $41.9 million in the comparative quarter of 2014 and $61.3 million in the prior quarter of 2015.

For the second quarter of 2015, net income was $16.4 million, or $0.25 per basic and diluted share, compared to $0.6 million, or $0.01 per basic and diluted share, in the comparative quarter of 2014.

Summary Financial Highlights

	Q2 2015	Q1 2015	Q2 2014	YTD 2015	YTD 2014
	(in millions, except per share amounts)
Pulp revenues	$246.1	$234.7	$259.5	$480.8	$538.0
Energy and chemical revenues	$20.8	$22.9	$25.7	$43.7	$52.9
Operating income	$33.5	$43.9	$22.0	$77.5	$61.3
Operating EBITDA*	$50.0	$61.3	$41.9	$111.4	$100.9
Foreign exchange gain (loss) on intercompany debt	$2.2	$(6.6)	$(0.1)	$(4.4)	$(0.2)
Gain (loss) on derivative instruments	$0.2	$(0.5)	$2.5	$(0.4)	$5.8
Income tax provision	$(5.9)	$(9.3)	$(4.6)	$(15.2)	$(6.4)
Net income(1)	$16.4	$13.6	$0.6	$30.0	$21.6
Net income per share(1)
Basic	$0.25	$0.21	$0.01	$0.47	$0.36
Diluted	$0.25	$0.21	$0.01	$0.46	$0.36
Common shares outstanding at period end	64.5	64.5	64.3	64.5	64.3

(1)	Attributable to common shareholders.

Summary Operating Highlights

	Q2 2015	Q1 2015	Q2 2014	YTD 2015	YTD 2014

Pulp production (‘000 ADMTs)	358.9	362.6	353.8	721.5	735.6
Annual maintenance downtime (‘000 ADMTs)	20.6	19.2	17.7	39.8	17.7
Annual maintenance downtime (days)	11	14	12	25	12
Pulp sales (‘000 ADMTs)	371.4	349.7	356.8	721.0	738.1
Average NBSK pulp list price in Europe ($/ADMT)(1)	855	887	925	871	923
Average NBSK pulp list price in North America ($/ADMT)(1)	980	995	1,030	988	1,023
Average NBSK pulp list price in China ($/ADMT)(1)	670	663	730	667	743
Average pulp sales realizations ($/ADMT)(2)	657	665	720	661	722
Energy production (‘000 MWh)	450.3	455.0	446.2	905.4	912.5
Energy sales (‘000 MWh)	196.5	199.2	197.1	395.7	398.6
Average energy sales realizations ($/MWh)	89	95	113	92	114
Average Spot Currency Exchange Rates:
$ / €(3)	1.1069	1.1246	1.3716	1.1155	1.3711
$ / C$(3)	0.8134	0.8057	0.9169	0.8097	0.9118

(1)	Source: RISI pricing report.
(2)	Average realized pulp prices for the periods indicated reflect customer discounts and pulp price movements between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

* Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income attributable to common shareholders to Operating EBITDA.

President’s Comments

Mr. David Gandossi, the Chief Executive Officer, stated: “Overall, our mills performed well in the second quarter of 2015. Our Rosenthal mill set a pulp production record in the first half of 2015 and our Celgar mill achieved its second highest quarterly level of pulp production in over two years. Our Stendal mill had 11 days of annual maintenance downtime in the second quarter of 2015, which resulted in marginally lower pulp and energy and chemical production and sales, compared to the first quarter of 2015.

In the second quarter of 2015, we had Operating EBITDA of $50.0 million, after giving effect to approximately $8.6 million in direct costs attributable to the Stendal mill’s annual maintenance downtime. Many of our competitors who report their financial results using International Financial Reporting Standards (“IFRS”) capitalize their direct costs of maintenance shutdowns.”

Mr. Gandossi continued: “In the second quarter of 2015, pulp sales volumes increased by 6%, compared to the first quarter of 2015, primarily due to our Celgar mill’s stronger sales to China, partially offset by slightly weaker demand in Europe. List prices for NBSK pulp in Europe were marginally lower in the second quarter of 2015, compared to the previous quarter, largely due to the strength of the U.S. dollar versus the euro. List prices for NBSK pulp in China increased in the current quarter from the first quarter of 2015, partially due to strong demand following the Chinese New Year holiday and seasonal factors. Increased Russian NBSK pulp production appears to have been absorbed more smoothly in the Chinese market than in the past. In addition, the price differential between hardwood and softwood pulp has narrowed significantly, which we believe favors NBSK producers.

At the end of the current quarter, world producer inventories of NBSK pulp were generally balanced at about 29 days’ supply and customer inventories were at normal to low levels. Going forward, we expect increased demand for NBSK pulp will be driven by new tissue machines coming online during 2015 and 2016.”

Mr. Gandossi added: “List pulp prices in Europe were approximately $855 per ADMT, while list prices in North America and China were approximately $980 per ADMT and $670 per ADMT, respectively, at the end of the current quarter. For the balance of 2015, we currently expect generally stable pricing in Europe and some modest downward pricing pressure in China in the near term and improving prices in the later part of the year.”

Mr. Gandossi said: “As our operating costs are primarily incurred in euros and Canadian dollars and our principal product, NBSK pulp, is quoted in U.S. dollars, our business and operating margins materially benefit from the strengthening of the U.S. dollar. Such benefit is generally partially offset as a strengthening of the U.S. dollar puts downward pressure on pulp prices, since a stronger U.S. dollar increases costs to our European and Asian customers. Our energy and chemical sales are made in local currencies and, as a result, our realizations decline in U.S. dollar terms when the U.S. dollar strengthens.”

Mr. Gandossi added: “During the current quarter, the U.S. dollar was 19% and 11% stronger against the euro and Canadian dollar, respectively, compared to the same period of 2014. This in large part contributed to an 11% reduction in our costs and expenses in the second quarter of 2015 from the same quarter of 2014.”

Mr. Gandossi concluded: “I am delighted to take on my new role as CEO. We strive to operate world class mills and for continuous improvement in all aspects of our business. I look forward to building upon our solid foundation to enhance value for all of our stakeholders.”

Quarterly Dividend

Mercer announced its Board of Directors has approved the initiation of quarterly cash dividends to shareholders.

A quarterly dividend of $0.115 will be paid on October 5, 2015 to all shareholders of record on September 28, 2015. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Jimmy S.H. Lee, Executive Chairman, said: “The initiation of a quarterly cash dividend reflects our strengthened capital structure and balance sheet and our business outlook.” Mr. Lee concluded: “We intend to continue to be efficient with our cash by investing in our business, pursuing accretive strategic opportunities and returning cash to shareholders.”

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Total revenues for the three months ended June 30, 2015 decreased by approximately 6% to $266.9 million from $285.2 million in the same quarter in 2014, primarily due to lower pulp sales realizations.

Pulp revenues in the three months ended June 30, 2015 decreased by approximately 5% to $246.1 million from $259.5 million in the same quarter of 2014, due to lower sales realizations, partially offset by a higher sales volume.

Energy and chemical revenues decreased by approximately 19% to $20.8 million in the second quarter of 2015 from $25.7 million in the same quarter of 2014, primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar.

Pulp production increased marginally to 358,861 ADMTs in the current quarter from 353,803 ADMTs in the same quarter of 2014. In the second quarter of 2015, we had 11 days (approximately 20,600 ADMTs) of annual maintenance downtime, which was at our Stendal mill, compared to 12 days in the same quarter of 2014 and 14 days in the prior quarter of 2015. We estimate that such maintenance downtime in the current quarter adversely impacted our Operating EBITDA by approximately $12.4 million, comprised of approximately $8.6 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance shutdowns. Our Rosenthal mill’s annual maintenance shutdown is scheduled for 14 days in the third quarter of 2015 and our Stendal mill has an additional two-day maintenance shutdown scheduled for the fourth quarter of 2015.

Pulp sales volumes increased by approximately 4% to 371,350 ADMTs in the current quarter from 356,755 ADMTs in the same quarter of 2014, primarily due to stronger demand from China, partially offset by lower sales to North America and Europe. In the current quarter of 2015, list prices for NBSK pulp declined from the same quarter of 2014, largely as a result of the strengthening of the U.S. dollar. Average pulp sales realizations decreased by approximately 9% to $657 per ADMT in the second quarter of 2015 from approximately $720 per ADMT in the same quarter last year, primarily due to lower list prices.

Costs and expenses in the current quarter decreased by approximately 11% to $233.4 million from $263.2 million in the second quarter of 2014, primarily due to the impact of a stronger U.S. dollar on our euro and Canadian dollar denominated expenses, partially offset by higher sales volumes. During the current quarter, the U.S. dollar was 19% and 11% stronger against the euro and Canadian dollar, respectively, compared to the same period of 2014.

Transportation costs decreased by approximately 10% to $20.1 million in the current quarter from $22.3 million in the same quarter of 2014 due to the stronger U.S. dollar.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 15% from the same quarter of 2014, primarily as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar more than offsetting increases in local currency per unit fiber prices. In the current quarter, in euro terms, average fiber prices in Germany were approximately 4% higher than the comparative quarter as a result of lower sawmilling activity in the current quarter. In the current quarter, in Canadian dollar terms, average fiber prices for our Celgar mill were approximately 18% higher than the comparative quarter due to increased demand for chips from coastal mills in the Celgar mill’s fiber procurement region.

In the second quarter of 2015, our operating income increased by approximately 52% to $33.5 million from $22.0 million in the same quarter of 2014, primarily due to the positive impact of a stronger U.S. dollar relative to the euro and Canadian dollar, partially offset by lower pulp sales realizations.

Interest expense in the current quarter decreased to $13.5 million from $17.2 million in the same quarter of 2014.

In the current quarter, as a result of a slight weakening of the U.S. dollar versus the euro, we recorded a non-cash gain on the foreign exchange translation of intercompany debt between Mercer Inc. and its wholly-owned subsidiaries which increased our net income by $2.2 million, or $0.03 per share.

In the current quarter, we recorded a derivative gain of $0.2 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $2.5 million in the same quarter of 2014.

The noncontrolling shareholder’s interest in the Stendal mill’s net income, which was eliminated in the third quarter of 2014, was $2.2 million in the second quarter of last year.

We reported net income attributable to common shareholders of $16.4 million, or $0.25 per basic and diluted share, for the second quarter of 2015, compared to $0.6 million, or $0.01 per basic and diluted share, in the same period of 2014.

In the second quarter of 2015, Operating EBITDA increased by approximately 19% to $50.0 million from $41.9 million in the same quarter of 2014, primarily as a result of a stronger U.S. dollar versus the euro and Canadian dollar which in large part contributed to an 11% reduction in costs and expenses, partially offset by lower pulp sales realizations.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Total revenues for the six months ended June 30, 2015 decreased by approximately 11% to $524.5 million from $590.9 million in the same period in 2014, primarily due to lower pulp sales realizations.

Pulp revenues in the six months ended June 30, 2015 decreased by approximately 11% to $480.8 million from $538.0 million in the same period of 2014, due to both lower sales realizations and sales volumes.

Energy and chemical revenues decreased by approximately 17% to $43.7 million in the first half of 2015 from $52.9 million in the same period of 2014, primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar.

Pulp production decreased by approximately 2% to 721,490 ADMTs in the first half of 2015 from 735,588 ADMTs in the same period of 2014. In the first half of 2015, we had an aggregate of 25 days (approximately 39,800 ADMTs) of annual maintenance downtime, comprised of 14 days at our Celgar mill and 11 days at our Stendal mill. In the first half of 2014, we had 12 days of annual maintenance downtime. We estimate that such maintenance downtime in the first half of 2015 adversely impacted our Operating EBITDA by approximately $30.7 million, comprised of approximately $20.0 million in direct out-of-pocket expenses and the balance in reduced production. Many of our competitors that report their financial results using IFRS capitalize their direct costs of maintenance shutdowns.

Pulp sales volumes decreased by approximately 2% to 721,041 ADMTs in the first half of 2015 from 738,110 ADMTs in the same period of 2014, primarily due to weaker demand from North America, partially offset by higher demand in China and Europe.

Costs and expenses in the first half of 2015 decreased by approximately 16% to $447.0 million from $529.6 million in the same period of 2014, primarily due to the impact of a stronger U.S. dollar on our euro and Canadian dollar denominated expenses and lower sales volumes, partially offset by higher annual maintenance costs. During the first half of 2015, the U.S. dollar was 19% and 11% stronger against the euro and Canadian dollar, respectively, compared to the same period of 2014.

Transportation costs decreased by approximately 15% to $37.4 million in the first half of 2015 from $44.2 million in the same period of 2014 due to the stronger U.S. dollar.

On average, our overall per unit fiber costs in the first half of 2015 decreased by approximately 17% from the same period of 2014, primarily as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar more than offsetting increases in our Celgar mill’s per unit fiber prices. In the first half of 2015, in euro terms, average fiber prices in Germany were marginally lower compared to the first half of 2014 as a result of a balanced wood market. In the first half of 2015, in Canadian dollar terms, average fiber prices for our Celgar mill were approximately 16% higher than the comparative period due to increased demand for chips from coastal mills in the Celgar mill’s fiber procurement region.

In the first half of 2015, our operating income increased by approximately 26% to $77.5 million from $61.3 million in the same period of 2014, primarily due to the positive impact of a stronger U.S. dollar relative to the euro and Canadian dollar on our costs and expenses, partially offset by lower pulp sales realizations and higher costs associated with annual maintenance downtime.

Interest expense in the first half of 2015 decreased to $27.4 million from $34.6 million in the same period of 2014.

In the first half of 2015, as a result of the strengthening of the U.S. dollar versus the euro, we recorded a non-cash loss on the foreign exchange translation of intercompany debt between Mercer Inc. and its wholly-owned subsidiaries which reduced our net income by $4.4 million, or $0.07 per share.

In the first half of 2015, we recorded a derivative loss of $0.4 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $5.8 million in the same period of 2014.

We reported net income attributable to common shareholders of $30.0 million, or $0.47 per basic and $0.46 per diluted share, for the first half of 2015, compared to $21.6 million, or $0.36 per basic and diluted share, in the same period of 2014.

In the first half of 2015, Operating EBITDA increased by approximately 10% to $111.4 million from $100.9 million in the same period of 2014, primarily as a result of the strengthening of the U.S. dollar versus the euro and Canadian dollar which in large part contributed to a 16% reduction in our costs and expenses, partially offset by lower pulp sales realizations and higher annual maintenance costs.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	June 30, 2015	December 31, 2014
	(in thousands)
Financial Position
Cash and cash equivalents	$90,867	$53,172
Working capital	$305,569	$262,332
Total assets	$1,267,848	$1,326,807
Long-term liabilities	$766,075	$772,424
Total equity	$389,975	$438,880

As at June 30, 2015, we had approximately $113.1 million available under our revolving credit facilities.

During the first half of 2015, as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar, we recorded a non-cash reduction in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash reduction of approximately $80.8 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as a reduction to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, July 31, 2015 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/mqapb6nt or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi Chief Executive Officer (604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$90,867	$53,172
Restricted cash	9,479	10,286
Receivables	152,767	141,088
Inventories	141,196	146,576
Prepaid expenses and other	5,522	6,745
Deferred income tax	17,536	19,968

Total current assets	417,367	377,835

Property, plant and equipment, net	800,244	883,150
Other assets	21,953	22,767
Deferred income tax	28,284	43,055

Total assets	$1,267,848	$1,326,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$110,704	$102,225
Pension and other post-retirement benefit obligations	1,094	1,177
Debt	-	12,101

Total current liabilities	111,798	115,503

Debt	682,879	675,412
Interest rate derivative liability	11,185	17,962
Pension and other post-retirement benefit obligations	32,124	34,837
Capital leases and other	13,235	15,321
Deferred income tax	26,652	28,892

Total liabilities	877,873	887,927

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized;
64,502,000 issued and outstanding (2014 - 64,274,000)	388,897	386,338
Paid-in capital	3,638	4,769
Retained earnings	130,260	100,214
Accumulated other comprehensive income (loss)	(132,820)	(52,441)

Total shareholders’ equity	389,975	438,880

Total liabilities and shareholders’ equity	$1,267,848	$1,326,807

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Pulp	$246,126	$259,482	$480,783	$537,988
Energy and chemicals	20,810	25,710	43,700	52,889

	266,936	285,192	524,483	590,877
Costs and expenses
Operating costs	205,293	230,465	390,241	466,769
Operating depreciation and amortization	16,393	19,768	33,697	39,470
Selling, general and administrative expenses	11,701	12,938	23,065	23,374

Operating income	33,549	22,021	77,480	61,264

Other income (expense)
Interest expense	(13,476)	(17,165)	(27,360)	(34,615)
Foreign exchange gain (loss) on intercompany debt	2,198	(118)	(4,412)	(187)
Gain (loss) on derivative instruments	167	2,549	(357)	5,777
Other income (expense)	(99)	36	(113)	111

Total other income (expense)	(11,210)	(14,698)	(32,242)	(28,914)

Income before income taxes	22,339	7,323	45,238	32,350
Income tax benefit (provision)
Current	(3,149)	(1,405)	(6,501)	(1,527)
Deferred	(2,778)	(3,153)	(8,691)	(4,881)

Net income	16,412	2,765	30,046	25,942
Less: net income attributable to noncontrolling interest	-	(2,194)	-	(4,330)

Net income attributable to common shareholders	$16,412	$571	$30,046	$21,612

Net income per share attributable to common shareholders
Basic	$0.25	$0.01	$0.47	$0.36
Diluted	$0.25	$0.01	$0.46	$0.36

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Cash flows from (used in) operating activities
Net income	$16,412	$2,765	$30,046	$25,942
Adjustments to reconcile net income to cash flows from operating activities
Unrealized (gain) loss on derivative instruments	(291)	(2,549)	233	(5,777)
Depreciation and amortization	16,483	19,851	33,870	39,638
Deferred income taxes	2,778	3,153	8,691	4,881
Foreign exchange (gain) loss on intercompany debt	(2,198)	118	4,412	187
Pension and other post-retirement expense	385	628	1,094	1,246
Stock compensation expense	728	600	1,358	331
Other	579	929	1,035	1,714
Defined pension plan and post-retirement benefit plan contributions	(438)	(617)	(913)	(1,226)
Changes in working capital
Receivables	(13,061)	14,517	(22,682)	(2,815)
Inventories	(727)	(13,390)	(5,648)	5,333
Accounts payable and accrued expenses	(9,702)	(8,062)	18,071	14,180
Other	(514)	3,338	712	(2,674)

Net cash from (used in) operating activities	10,434	21,281	70,279	80,960

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(11,707)	(6,151)	(18,771)	(12,717)
Purchase of intangible assets	(1,017)	(715)	(1,890)	(2,455)
Other	75	94	297	273

Net cash from (used in) investing activities	(12,649)	(6,772)	(20,364)	(14,899)

Cash flows from (used in) financing activities
Repayment of debt	(10,763)	-	(10,763)	(30,541)
Proceeds from issuance of shares	-	53,942	-	53,942
Payment of interest rate derivative liability	(7,015)	-	(7,015)	-
Repayment of capital lease obligations	(562)	(532)	(1,140)	(1,192)
Proceeds from sale and lease-back transactions	-	-	466	1,047
Proceeds from (repayment of) revolving credit facilities, net	8,570	-	9,523	-
Proceeds from government grants	159	761	159	4,058
Other	-	-	(106)	-

Net cash from (used in) financing activities	(9,611)	54,171	(8,876)	27,314

Effect of exchange rate changes on cash and cash equivalents	2,850	234	(3,344)	(80)

Net increase (decrease) in cash and cash equivalents	(8,976)	68,914	37,695	93,295
Cash and cash equivalents, beginning of period	99,843	172,109	53,172	147,728

Cash and cash equivalents, end of period	$90,867	$241,023	$90,867	$241,023

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following table sets forth the reconciliation of net income attributable to common shareholders to Operating EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to common shareholders	$16,412	$571	$30,046	$21,612
Net income attributable to noncontrolling interest	-	2,194	-	4,330
Income tax provision	5,927	4,558	15,192	6,408
Interest expense	13,476	17,165	27,360	34,615
Foreign exchange (gain) loss on intercompany debt	(2,198)	118	4,412	187
Loss (gain) on derivative instruments	(167)	(2,549)	357	(5,777)
Other (income) expense	99	(36)	113	(111)

Operating income	33,549	22,021	77,480	61,264
Add: Depreciation and amortization	16,483	19,851	33,870	39,638

Operating EBITDA	$50,032	$41,872	$111,350	$100,902

(4)

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